Exhibit 8.1

[Letterhead of Bracewell & Patterson, L.L.P.]

December 30, 2004

Prosperity Bancshares, Inc.

Prosperity Bank Plaza

4295 San Felipe

Houston, Texas 77027

First Capital Bankers, Inc.

500 North Water Street, Suite 100

Corpus Christi, Texas 78471

Ladies and Gentlemen:

We have acted as special counsel to Prosperity Bancshares, Inc. (“Prosperity”), a Texas corporation and a registered financial holding company under the Bank Holding Company Act of 1956, as amended, in connection with the merger (the “Merger”) of First Capital Bankers, Inc. (“First Capital”), a Texas corporation and savings and loan holding company under the Home Owners Loan Act of 1933, as amended, with and into Prosperity, pursuant to the terms of the Agreement and Plan of Reorganization dated as of October 25, 2004 by and between Prosperity and First Capital (the “Merger Agreement”). Prosperity has filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-4 with respect to the Merger (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”). This opinion is delivered in accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act.

In rendering this opinion, we have examined and relied upon the accuracy and completeness of the facts, information, covenants and representations contained in originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement and such other documents and records as we have deemed necessary and relevant for purposes of this opinion. In addition, we have expressly relied upon certain representations made to us by officers of Prosperity and First Capital. If any statements contained in the Merger Agreement are not true and accurate, or if any representations made to us are not true and accurate, then we express no opinion to the extent the subject matter of this opinion is affected thereby. We have assumed the genuineness of all signatures, the authenticity of all documents and records submitted to us as originals, the conformity to authentic original documents and records of all documents and records submitted to us as copies, and the truthfulness of all statements of

Prosperity Bancshares, Inc.

First Capital Bankers, Inc.

December 30, 2004

fact contained therein. Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed thereto in the Merger Agreement.

This opinion is based on the current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, pertinent judicial authorities, published pronouncements of Internal Revenue Service and such other authorities as we have considered necessary and relevant. There can be no assurance that the legal authorities upon which this opinion is based will not be modified, revoked, supplemented, amended, revised, reversed, or overruled. We assume no obligation to update or supplement this opinion to reflect changes in such legal authorities.

For purposes of this opinion, it is assumed that shares of First Capital common stock are held by First Capital shareholders as “capital assets” within the meaning of Section 1221 of the Code. This opinion does not address (i) the tax consequences, if any, to those First Capital shareholders who acquired First Capital common stock pursuant to the exercise of options or warrants or as compensation, (ii) all aspects of federal income taxation that might be relevant to particular holders of First Capital common stock in light of their personal investment circumstances, or (iii) the tax consequences to such holders who are subject to special treatment under the federal income tax laws including, for example, foreign persons, dealers in securities, regulated investment companies, life insurance companies, financial institutions, tax-exempt organizations or pass-through entities. In addition, this opinion does not address the federal income tax consequences to those who hold First Capital common stock as part of a “straddle,” “hedge” or “conversion transaction” as defined in the Code.

In rendering these opinions, we have assumed that the transactions contemplated by the Merger Agreement and the Registration Statement will be consummated in accordance with the Merger Agreement.

Based on the foregoing and subject to the limitations and assumptions set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that:

1.	The Merger will qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code.

Prosperity Bancshares, Inc.

First Capital Bankers, Inc.

December 30, 2004

Our opinion is limited to the foregoing federal income tax consequences of the Merger to Prosperity and First Capital, which are the only matters as to which you have requested our opinion. We have not addressed any other federal income tax consequences of the Merger other than those specifically set forth herein, and we have not considered any matters (including state, local, or foreign tax consequences) arising under the laws of any jurisdiction other than matters of federal law arising under the laws of the United States as expressly set forth herein. This opinion is being furnished solely for the benefit of Prosperity, First Capital and First Capital shareholders in connection with the closing of the Merger and may not be used or relied upon by any other party or for any other purpose. Although this opinion represents our best legal judgment, it has no binding effect or official status of any kind, and no assurance can be given that contrary positions will not be taken by the Internal Revenue Service or a court considering the issues.

We hereby consent to the filing of this opinion with the Commission as Exhibit 8.1 to the Registration Statement and to the references to our firm under the heading “Legal Matters” in the proxy statement/prospectus included in the Registration Statement. By giving such consent, we do not admit that we are experts with respect to any part of the Registration Statement, including this Exhibit, within the meaning of the term “expert” as used in the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Bracewell & Patterson, L.L.P.
Bracewell & Patterson, L.L.P.